TRANSAMERICA IDEX MUTUAL FUNDS

RESULTS OF SHAREHOLDER PROXY

At a special meeting of shareholders held on October 18, 2006, the results of the Proposals were as follows:

TA IDEX Great Companies - TechnologySM
Proposal 1: Approve an investment sub-advisory agreement between Transamerica Fund Advisors, Inc. and Transamerica Investment Management, LLC pursuant to which Transamerica Investment Management, LLC will be appointed as an investment sub-adviser to the Fund.
For   Against  Abstentions/Broker Non-Votes
15,192,156.310  607,525.171   669,034.150

TA IDEX Templeton Great Companies Global
Proposal 1: Approve an investment sub-advisory agreement between Transamerica Fund Advisors, Inc. and Transamerica Investment Management, LLC pursuant to which Transamerica Investment Management, LLC will be appointed as an investment sub-adviser to the Fund.

For   Against  Abstentions/Broker Non-Votes
4,350,180.152  281,846.476   407,306.024

TA IDEX Great Companies - AmericaSM
Proposal 1: Approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of TA IDEX Great Companies - AmericaSM (the “Acquired Fund”) by TA IDEX Transamerica Equity (the “Acquiring Fund”), a series of TA IDEX, solely in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Acquired Fund.
For   Against  Abstentions/Broker Non-Votes
3,633,613.283  94,018.814   398,304.979

Proposal 2: Approve an investment sub-advisory agreement between Transamerica Fund Advisors, Inc. and Transamerica Investment Management, LLC pursuant to which Transamerica Investment Management, LLC will be appointed as an investment sub-adviser to the Fund.

For   Against  Abstentions/Broker Non-Votes
3,616,340.438  109,053.245   400,543.393

TA IDEX Janus Growth
Proposal 1: Approve a Plan of Reorganization providing for the acquisition of all of the assets and liabilities of TA IDEX Janus Growth (the “Acquired Fund”) by TA IDEX Transamerica Equity (the “Acquiring Fund”), a series of TA IDEX, solely in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Acquired Fund.

For   Against  Abstentions/Broker Non-Votes
18,888,011.880  1,083,176.102   1,829,752.084

S:\fundcomp\REORGANIZATION\SEC Filings\Semi-annual_AnnualDisclosures\IDEX\Annual\10.31.06\Annual Report-ProxyResults 2006.doc